Exhibit 10.15

A Medical Corporation

HOSPITALIST PARTICIPATION SERVICE AGREEMENT

This HOSPITALIST PARTICIPATION SERVICE AGREEMENT (“Agreement”) is

made and entered into this 1st day of May, 2009 by and between ApolloMed Hospitalists, A Medical Corporation (Group), a California professional corporation located at P.O. Box 4555, Glendale, CA 91222 and Adrian C. Vazquez, a physician (Provider), having its principal place of business at 1420 S. Central Ave, Glendale, CA 91202.

RECITALS

WHEREAS, Group intends to enter into agreements with, but not limited to, Independent Physician Associations (IPA’s), private community physicians (Physicians) and contracted hospitals (Hospital(s)) for the provision of inpatient medical services to persons enrolled as Enrollees (Enrollees) of IPA’s or patients assigned to group as attending physician or consultant by Physician(s) or Hospital(s).

WHEREAS, Group and Provider desire to enter into a contract whereby Provider agrees to provide Covered Inpatient Intensive Medicine Services on behalf of Group to Enrollees of IPA’s or patients assigned to group as a locum tenens attending physician or consultant by, but not limited to, Hospital(s) and Physician(s) which contract with Group.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

RETENTION OF PROVIDER

1.	Provider shall, at all times, be deemed an, employee. It is the express intention of the parties that Provider is an employee, agent, owner, joint venturer and partner of Group. Both parties acknowledge that Provider is an employee for any and all purposes, including state and federal tax withholdings and that: (1) Provider will not incur business expenses that are not reimbursed by the Group except as otherwise expressly stated in this Agreement, (3) Provider will exercise independent discretion in and control the performance of services that Provider renders pursuant to this Agreement, and (4) Group may supply Provider with the tools and instrumentalities used in the performance of such services at Group’s discretion. This Agreement is primarily to achieve the result of the service Provider will render, not the means by which the service will be accomplished.

2.	Provider will devote high professional standards and very good effort and attention to the performance of services pursuant to this Agreement. Provider will use good judgment, adhere to high ethical standards, and avoid situations that create an actual or perceived conflict between Provider’s interests and the interests of Group. While providing services to Group, Provider will respect Group’s procedures and policies so as not to create unsafe situations, hinder Group’s patient, employee or vendor relations, expose Group to undue risks or losses or cause dissension among the Group’s employees.

3.	Provider agrees to indemnify Group and all of its officers, directors, employees, shareholders, and agents and hold them all harmless for any injuries, damages, or losses (including reasonable attorney’s fees and legal costs) to Provider or to Provider’s agents or employees arising from or relating to this Agreement. Provider further agrees to indemnify Group, and all of its officers, directors, employees, shareholders and agents, free and hold them all harmless from and against any and all claims, demands, damages or liabilities (including reasonable attorney’s fees and legal costs) of Group arising from or relating to the performance by Provider and Provider’s agents and employees of Provider’s obligations and duties pursuant to this Agreement.

ARTICLE I

SERVICES TO BE PERFORMED BY PROVIDER

Provider agrees to be available to provide and/or arrange coverage for Covered

Inpatient Intensive Medicine Services to Enrollees of IPA’s, or patients assigned to group as attending physician by Hospital(s) or Physician(s) on an as-needed basis. Said Covered Inpatient Intensive Medicine Services as referenced in Exhibit “A” shall be provided to Enrollees of each and every IPA which has (1) contracted with the Group and (2) has accepted Group to provide Covered Inpatient Intensive Medicine Services to its Enrollees and to patients assigned to Group as attending physician by Hospital(s) or Physician(s). Provider agrees to provide said Covered Inpatient Intensive Medicine Services at Group’s Participating Hospitals as referenced in Exhibit “B”. IPA’s contracted with Group are listed in Exhibit “C.”

ARTICLE II

REPRESENTATIONS

GROUP hereby warrants and represents that it is a California medical professional corporation that is in good standing with the California Secretary of State.

PROVIDER hereby warrants and represents that he or she is duly licensed to practice medicine in the State of California and is in good standing with the Medical Board of California. Provider further warrants and represents that he or she is currently either Board Certified or Board Eligible, and that for the duration of this Agreement shall remain in good standing with the Medical Board of California and with the medical staff of the Primary Hospital(s) with privileges in Inpatient Intensive Medicine.

ARTICLE III

COMPENSATION

Group shall compensate Provider for Covered Inpatient Intensive Medicine Services as referenced in Exhibit A at an annualized rate of four hundred fiftteen thousand Dollars ($415,000.00) per year, where three hundred sixty thousand Dollars ($360,000.00) are payable as a taxable and direct salary in bimonthly installments and prorated on a daily basis for any portion of a month in which the terms of this Agreement do not apply or have been suspended by agreement of the Parties or terminated pursuant to the termination provisions of this Agreement and the remaining fifty five thousand Dollars ($55,000.00) as nontaxable benefits, paid either directly from Group or remitted to Group by Provider for costs incurred on a monthly basis, for the purpose of carrying out and performing duties related to employment with Group which include the following: (1) automobile expenses including (a) automobile lease (b) gasoline and (c) automobile repairs and maintenance, (2) meals, (3) travel expenses including (a) automobile rental (b) airline fees and (c) hotels, (4) communication expenses including (a) cellular phone and accessories and (b) cellular phone fees. In the event the amount of nontaxable benefits incurred by Provider is less than the fifty five thousand Dollars ($55,000.00) allocated to Provider by Group, Group shall pay the difference to Provider as a taxable salary at the end of the calendar year and prorated on a daily basis for any portion of the year in which the terms of this Agreement do not apply or have been suspended by agreement of the Parties or terminated pursuant to the termination provisions of this Agreement. In the event the amount of nontaxable benefits incurred by Provider is greater than the fifty five thousand Dollars ($55,000.00) allocated to Provider by Group, Group shall convert said amount to a loan against Provider which shall be repaid by Provider to Group within the following quarter in the form of bimonthly deductions from Provider’s expected salary. In addition to the aforementioned compensation, Group shall compensate Provider fifty percent (80%) of collections for revenues generated by Provider in excess of the aforementioned annualized compensation of Four Hundred Fifteen Thousand Dollars ($415,000.00) in the twelve (12) month period corresponding with Group’s fiscal year. Provider shall be paid this additional compensation within sixty days after such collections are reasonably calculable after the end of the Group’s fiscal year. As Provider is an employee, agent, owner, joint venturer and partner of Group, it is understood that Provider may at times be required to perform additional services, due to acquisition of new contracts or modifications of existing contracts, which may not be part of or in excess of those services agreed upon in current Agreement; changes to current Agreement describing said changes in Groups current contracts and method of compensation to Provider for additional services provided may be amended or modified only by a written document signed by both parties hereto.

ARTICLE IV

OBLIGATIONS OF GROUP

1.	Group will secure throughout the entire term of this Agreement a policy of professional malpractice liability insurance on behalf of Provider with an insurance company admitted and licensed in the State of California. The minimum coverage amount must be One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the annual aggregate. Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

2.	Group also agrees to maintain or purchase a tail policy for a period of not less than five (5) years following the effective termination date of the foregoing policy. Said tail policy shall have the same policy limits as the primary professional liability policy. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group shall fully reimburse Provider for the cost of said tail policy.

3.	Group will secure throughout the entire term of this Agreement a policy ofhealth insurance on behalf of Provider with an insurance company admitted and licensed in the State of California. Said insurance policy shall provide coverage for Provider and all his dependents at no additional cost to Provider. Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

4.	Group will secure throughout the entire term of this Agreement a policy of disability insurance and on behalf of Provider with an insurance company admitted and licensed in the State of California. The minimum coverage shall be in the amount equal to Provider’s current salary. Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

5.	Group will secure throughout the entire term of this Agreement a policy ofterm life insurance on behalf of Provider with an insurance company admitted and licensed in the State of California. The minimum coverage shall be in the amount of one million dollars ($1,000,000). Group shall supply evidence of current insurance upon the Provider’s demand at any time. Should Provider elect to obtain such coverage through an insurance other than that arranged by the Group, Group will remit the costs of the premiums on a monthly basis to the Provider as invoiced to Group by the Provider.

ARTICLE V

OBLIGATIONS OF PROVIDER

1.	During the entire term of this Agreement, Provider shall remain in good standing of the medical staff of the Primary Hospital(s) as referenced in Exhibit “B” with privileges in Inpatient Intensive Medicine. Loss of such medical staff membership or loss, impairment, suspension or reduction in privileges shall result in immediate termination of this Agreement.

2.	Provider shall advise Group of each malpractice claim filed against Provider and each settlement or judgment of malpractice within fifteen (15) days following said filing, settlement, or judgment. Provider represents and warrants that no claims of malpractice have been made against Provider except as previously indicated in writing to the Group.

3.	Provider has agreed to provide Covered Inpatient Intensive Medical Services as referenced in Exhibit “A,” Exhibit “B,” and Exhibit “C.”

4.	Provider shall maintain active licenses and DEA numbers in the State of California. Group shall pay all associated licensing fees and expenses. Provider may also maintain active or inactive licenses in other states at Provider’s sole expense.

5.	Provider shall cooperate with independent quality review and improvement organization activities pertaining to provision of services. Provider shall comply with M+CO medical policies, quality assurance programs and medical management programs. Provider shall fully cooperate with and adhere to Medicare's appeals, expedited appeals and expedited review procedures for M+CO Members, including gathering and forwarding information on appeals to M+CO as necessary.

6.	Provider shall abide by all standards specified by the Healthcare Facilities Accreditation Program (the “HFAP”) or the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) (whichever is applicable), or any comparable deemed status organization in the current accreditation manual for hospitals and all regulations set forth in Title 22, Division 5 of the California Code of Regulations, with respect to the provision of the Services.

7.	As to those patients assigned to Provider, Provider shall:

(a)	Timely assess all newly admitted patients in accordance with the following timelines:

(1)	Admissions to Units Other Than ICU – In accordance with existing hospital policy, unless the clinical status of the patient warrants an earlier assessment;
(2)	Admission to ICU - In accordance with existing hospital policy, unless the clinical status of the patient warrants an earlier assessment; and
(3)	Emergency Department – Within thirty (30) minutes of request from Emergency Department.

(b)	Communicate with the patient’s Primary Care Physician, where applicable, regarding the patient’s medical condition and treatment plan within twenty-four (24) hours of admission, at least every forty-eight (48) hours during the patient’s inpatient stay, and within twenty-four (24) hours of discharge.

(c)	Provide encounter data on all services rendered at Hospital as requested by Hospital;

(d)	Communicate with Hospital’s Case Management Staff on a daily basis regarding the patient’s medical condition, treatment plan, and discharge status;

(e)	Obtain consultations with specialists and other members of the Medical Staff as may be required by the patient’s medical condition.
(f)	Cooperate in promptly transitioning care back to the Patient’s primary care physician upon discharge, by, among other things:

(1)	Preparing discharge instructions (i.e., the discharge sheet) to be faxed or submitted to the primary care physician on the day of discharge; and
(2)	Timely completing the discharge summary, as required by hospital rules.

8.	Provide consultations to those staff physicians who have elected to admit patients to the Hospital.

9.	In the event a patient requests his/her own primary care physician, Provider will provide such care as may be immediately required under the circumstances, and shall promptly call and inform the primary care physician of the patient’s request.

ARTICLE VI

CONFIDENTIALITY/NONDISCLOSURE

1.	Provider understands that, in connection with his or her engagement with Group, he or she may receive, produce, or otherwise be exposed to trade secrets, Group Information and/or Confidential Information, in addition to all information Group receives from others under an obligation of confidentiality.

2.	Provider acknowledges that trade secrets, Group Information and Confidential Information are the sole, exclusive and extremely valuable property of Group. Accordingly, Provider agrees to segregate all trade secrets, Group Information and/or Confidential Information from information of other companies and agrees not to reproduce any trade secrets, Group Information and/or Confidential Information without Group’s prior written consent, not to use trade secrets, Group Information and/or Confidential Information except in the performance of this Agreement, and not to divulge all or any part of any trade secrets, Group Information and/or Confidential Information in any form to any third party, either during or after the term of this Agreement. Upon termination or expiration of this Agreement for any reason, Provider agrees to cease using and to return to Group all whole and partial copies and derivatives of any trade secrets, Group Information and/or Confidential Information, whether in Provider’s possession or under Provider’s direct or indirect control, including any computer access codes and/or nodes.

3.	Provider shall not disclose or otherwise make available to Group in any manner any confidential and proprietary information received by Provider from third parties. Provider warrants that his or her performance of all the terms of this Agreement does not and will not breach any agreement entered into by Provider with any other party, and Provider agrees not to enter into any agreement, oral or written, in conflict with this Agreement. In addition, Provider recognizes that Group has proprietary information subject to a duty on Group’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Provider agrees that he or she owes to Group and such third parties, during the term of the Provider’s relationship with Group and thereafter, regardless for the reason of termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, Group or corporation (except as necessary in carrying our his or her work for Group consistent with Group’s agreement with such third party) or to use such information for the benefit of anyone other than for Group or such third party (consistent with Group’s agreement with such third party).

4.	Provider shall comply with all state, federal and other government requirements regarding medical records, including requirements regarding completion of records, retention of records, access to records, confidentiality of records, and submission of reports, including but not limited to HIPAA. Attached as Exhibit “D” and incorporated herein by reference, is Group’s HIPAA privacy policy. As a condition of and in consideration for this Agreement, Provider shall execute and be subject to Group’s HIPAA Business Associate Agreement, attached as Exhibit “E.”

5.	The provisions of this Article shall remain enforceable regardless of any termination of the Agreement.

ARTICLE VII

RESTRICTION ON SOLICITATION

Provider shall not, for as long as Provider is providing services to Hospital hereunder and for a period of six months after the termination of this Agreement, directly or indirectly, promote, participate, or engage in any business activity that would interfere with the performance of Group’s business. By way of example only and not by way of limitation, Provider shall not solicit, attempt to solicit, or cause to be solicited any customers or clients of Group, nor will Provider solicit, attempt to solicit, or cause to be solicited any employees, agents or independent contractors of Group to cease their relationship with Group. The parties expressly acknowledge that remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this section, and Group shall be entitled to injunctive relief in addition to any other remedies it may have in law or in equity in the event of such breach. This section shall remain enforceable regardless of any termination of the Agreement.

ARTICLE VIII

INDEMNIFICATION

Provider hereby indemnifies and holds harmless Group and its directors, officers, employees, shareholders and agents from and against any claim, loss, damage, cost, expense (including reasonable attorney’s fees) or liability arising out of or related to the performance or non-performance by Provider of any services to be performed or provided by Provider under this Agreement, as well as all other acts or omissions of Provider. This and all other indemnification provisions in the Agreement shall remain enforceable regardless of any termination of the Agreement.

ARTICLE IX

MISCELLANEOUS

1.	This Agreement reflects the entirety of the Agreement of the Parties and may be amended or modified only by a written document signed by both parties hereto.

2.	All notices required by this Agreement shall be sufficient if delivered in writing by United States mail, postage prepaid and return receipt requested, addressed to the party at the addresses set forth above.

3.	The rights and benefits of Group under this Agreement shall be fully assignable and transferable, and all provisions herein shall inure to the benefit of and be enforceable by or against its successors and assigns.

4.	Nothing contained in this Agreement shall be construed to permit assignment by Provider of any rights under this Agreement and any such assignment is expressly prohibited. Group may assign its rights and obligations under this Agreement.

5.	If any provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

6.	In case of enforcement action arising under or related to this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he or she may be entitled. This provision shall be construed as applicable to the entire Agreement.

7.	This Agreement will be governed by and construed in accordance with the laws of the State of California.

8.	Provider acknowledges that he or she had the opportunity to consult an attorney regarding the terms of this Agreement and has either received or waived such advice.

9.	This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

ARTICLE X

VOLUNTARY AND OPTIONAL AGREEMENT TO ARBITRATE DISPUTES

Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration pursuant to the following terms and conditions, which shall remain enforceable regardless of any termination of the Agreement:

1.                        Voluntary Agreement.

The purpose of arbitration is to resolve any disputes in a timely, fair and individualized manner. Provider’s agreement to Arbitrate is not a mandatory condition of this Agreement, and if Provider rescinds his or her acceptance of the agreement to Arbitrate within the time specified below, this Article shall not be enforceable. At the written request of either Party, the Parties agree to consider, in good faith, any reasonable proposal to modify or amend the terms proposed by the other Party, or previously agreed upon in writing by the Parties. Provider is free to consult an attorney of his or her choice in connection with this process. If the Provider wishes to rescind his or her acceptance of the agreement to Arbitrate, he or she may do so at any time within 30 days of signing the Agreement by delivering and maintaining proof of delivery (such as a return receipt of certified mailing) of a signed written notice to the Group that Provider’s acceptance of the agreement to arbitrate pursuant to this Article has been rescinded. In the absence of a written, mutually executed amendment, this Article shall set forth the full and complete agreement between the Parties concerning the matters addressed within the scope of this Article and shall supersede all prior oral or written agreements concerning these matters.

2.                        Covered Disputes.

These arbitration provisions shall apply to any claim or dispute alleging liability that arises from or relates to this Agreement, including, but not limited to, claims of wrongful employment termination, breach of contract, respondeat superior or vicarious liability, harassment or discrimination in employment, disputes concerning wage laws that are applicable only to employees, and all other similar employment relationship, contract, and principle-agent claims. The Arbitrator selected by the Parties shall be solely responsible for resolving any disputes over the interpretation or application of this Arbitration Agreement. Any arbitrable claims that, standing alone, would not be subject to these arbitration provisions shall be included within the scope of these standards if they arise from the same transaction or occurrence as claims that are independently subject to these arbitration provisions.

3.                        Dispute Resolution Procedures.

The parties agree that each of them shall attempt to provide timely notice to the other party of any actual or perceived claim against the other and that they shall attempt to informally resolve any dispute that arises between them.

If a dispute cannot be resolved informally, the parties agree that it shall be submitted to final and binding arbitration before a single neutral arbitrator (the “Arbitrator”), selected from the then-current panel of the American Arbitration Association (“AAA”) that is most appropriate for the nature of the dispute as determined by mutual agreement of the parties or, if such agreement cannot be reached, by AAA. Except as otherwise expressly provided in this Agreement, the arbitration shall be conducted in accordance with the AAA Rules corresponding to the nature of the dispute. Should the nature of the dispute be deemed to fall within the Employment Rules, the Employment Rules of the AAA shall apply except as otherwise expressly provided by this Agreement. The AAA Employment Rules are attached as Exhibit “D.” Other than in conjunction with a properly instituted arbitration, the parties shall not be required to adhere to mediation procedures prescribed by any AAA Rules except upon mutual agreement.

Except as otherwise expressly provided in this Agreement, the interpretation, scope and enforcement of these arbitration provisions and all procedural issues shall be governed by the procedural and substantive provisions of the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), the federal decisional law construing the FAA, and the AAA Rules, provided the AAA Rules do not conflict with the FAA. In the event of a conflict, the terms of this Article and the FAA will prevail over the AAA Rules.

The arbitration fees incurred pursuant to these arbitration provisions will be borne as determined by the AAA Rules, unless the Employment Rules apply, in which case they shall be paid exclusively by the Group. Except as otherwise permitted by law and awarded by the arbitrator, each party shall bear her, his, or its own attorney fees and costs. In submitting their disputes to final and binding resolution by the Arbitrator, THE PARTIES VOLUNTARILY AND KNOWINGLY WAIVE ANY RIGHT THEY HAVE TO A JURY TRIAL OR COURT TRIAL.

4.                        Small Claims Procedures.

If either Party asserts that a dispute involves an amount in controversy that is too small to warrant resolution by standard arbitration procedures, the claim may be resolved by a summary small claims procedure (the “Small Claims Procedure”). The Parties shall meet and confer to agree on whether the use of a Small Claims Procedure is appropriate in light of the nature and amount of the claim and, if so, what dispute resolution procedures are most appropriate. To the extent the Parties are unable to agree, the Arbitrator shall decide whether and to what extent a Small Claims Procedure shall apply. The Small Claims Procedure may involve relaxed rules of evidence, the use of broad principles of equity in place of strict application of law, telephonic hearings, and such other economic procedures as the Arbitrator deems appropriate under the circumstances of the dispute and consistent with due process. In no event, however, shall the Arbitrator utilize a Small Claims Procedure for a dispute involving a claim in excess of $50,000.

5.                        Claims of Non-Parties Excluded From Arbitration.

The Parties wish to resolve any disputes between them in an individualized, informal, timely, and inexpensive manner and to eliminate, to the maximum extent possible, any resort to litigation in a court of law. Consequently, the Arbitrator shall not consolidate or combine the resolution of any claim or dispute between the Parties pursuant to these arbitration provisions with the resolution of any claim by any other party or parties, including but not limited to any other actual or claimed employee of the Group. Nor shall the Arbitrator have the authority to certify a class under Federal Rule of Civil Procedure Rule 23, analogous state rules, or AAA rules pertaining to class arbitration, and the Arbitrator shall not decide claims on behalf of any other party or parties.

ARTICLE XI

TERM OF AGREEMENT

This Agreement will become effective on the 1st day of January, 2009, and shall be effective for a period of twelve (12) months thereafter, unless sooner terminated pursuant to the terms of this Agreement. This Agreement shall automatically be renewed for successive periods of twelve (12) months, each on the same terms and conditions contained herein, unless sooner terminated pursuant to the terms of the Agreement.

ARTICLE XII

TERMINATION OF THE AGREEMENT

Notwithstanding any other provision of this Agreement to the contrary, Group shall have the right to terminate this Agreement for cause. In the event Provider is terminated by the Group for cause, termination shall be effective immediately following the giving of notice of termination by Group. For purposes of this section, cause shall include, but shall not be limited to, the following:

1.	Provider repeatedly denies Covered Medical Services to Enrollees inappropriately, as determined by the Group.

2.	Provider repeatedly fails to comply with Group’s quality improvement and utilization management policies and accessibility and availability standards.

3.	Provider fails to comply with Obligations as referenced in Article IV.

4.	Provider breaches any other term of this Agreement.

5.	Loss, restriction or suspension of Provider’s professional license to practice medicine in the State of California.

6.	Provider’s suspension or exclusion from the Medicare program.

7.	Provider violates the State Medical Practice Act.

8.	Provider’s services place the safety of patients in imminent jeopardy.

9.	Provider is convicted of a felony or crime or moral turpitude under State or Federal law.

10.	Provider violates ethical and professional codes of conduct of the workplace as specified under State and Federal law.

11.	Provider’s medical staff privileges at any Primary Hospital are revoked, cancelled, suspended or limited.

12.              Provider work product is unsatisfactory as measured by criteria set in the discretion of the Group.

Notwithstanding any other provision in this Agreement to the contrary, this Agreement may be terminated by Group, at any time, without cause, by the giving of ninety (90) days prior written notice to Provider.

Notwithstanding any other provision in this Agreement to the contrary, this Agreement may be terminated by Provider, at any time, without cause, by the giving of ninety (90) days prior written notice to Group.

Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by mutual written consent of the parties to this Agreement.

Notwithstanding any other provision of this Agreement, in the event that any IPA contracting with Group notifies Group that said IPA wishes to remove Group from the IPA’s roster of participating physicians, Group shall have the right to terminate this Agreement by the giving of ninety (90) days prior written notice to Provider.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Group and Provider with respect to matters relating to Provider’s retention, and it supersedes all previous oral or written communications, representations, or agreements between the parties.

THIS AGREEMENT CONTAINS PROVISIONS FOR THE ARBITRATION OF DISPUTES AND WAIVER OF THE RIGHT TO TRIAL BY JURY OR COURT.

Executed at Glendale, California on May 1, 2009.

GROUP:	PROVIDER:

By: /s/ Warren Hosseinion, M.D. _	By: _/s/ Adrian Vazquez______.
(Signature)	(Signature)

Warren Hosseinion, M.D.	Adrian C. Vazquez, M.D.
Chief Executive Officer
ApolloMed Hospitalists

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